Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Metropolitan Series Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated February 18, 2005, for FI Large Cap Portfolio, a series of Metropolitan Series Fund, Inc., as of December 31, 2004 and to the references to our firm under the heading “Financial highlights” in the Prospectus.

/s/ KPMG LLP

New York, New York

April 27, 2007